Schneider National, Inc. Reports Second Quarter 2020 Results and Restores 2020 EPS Guidance
•Operating Revenues $1.0 billion; $1.2 billion in 2019
•Income from Operations $63.4 million; $49.2 million in 2019
•Adjusted Income from Operations $63.6 million; $83.8 million in 2019
•Diluted Earnings Per Share $0.26; $0.19 in 2019
•Adjusted Diluted Earnings per Share $0.26; $0.34 in 2019
•Updated full year 2020 Adjusted Diluted Earnings per Share guidance of $1.10 - $1.25

Green Bay, Wis. - July 30, 2020 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the three and six months ended June 30, 2020.

“During the second quarter, operating conditions varied across our diverse portfolio of services largely due to the differing effects of COVID-19,” said Mark Rourke, Chief Executive Officer and President of Schneider. “Of our various segments, Intermodal was most negatively impacted by the pandemic, while the impact to Truckload and Logistics was proportionately less. Volumes improved as the quarter progressed, and our cost containment actions helped mitigate the earnings impact of the challenging market. By mid-May, we were able to pivot from sustaining our operations and return to advancing our strategic initiatives. I'm proud of the performance and adaptability of our associates and want to publicly thank our professional drivers who are on the front line and are vital to keeping goods moving throughout the country."

“In our Truckload segment, we redeployed and leveraged resources across both our network and dedicated operations to meet the dynamic needs of our customers,” Rourke continued. “Our Intermodal segment volume improved in May and June, however, was impacted by reduced Asia import activity and extended non-essential retail shutdowns which resulted in an unbalanced network. In our Logistics segment, operating ratio improved 180 basis points sequentially primarily due to improved net revenue early in the quarter.”

“Although uncertainty remains,” Rourke stated, “we have been positioning the Company for a second half 2020 freight market with increased demand and constrained supply.”

Results of Operations (unaudited)

The following table summarizes the Company’s results of operations for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except ratios and per share amounts)	2020	2019	Change	2020	2019	Change
Operating revenues	$1,032.8	$1,212.7	(15)%	$2,151.9	$2,406.8	(11)%
Revenues (excluding fuel surcharge)	964.1	1,088.5	(11)%	1,980.2	2,170.8	(9)%
Income from operations	63.4	49.2	29%	118.3	100.7	17%
Adjusted income from operations	63.6	83.8	(24)%	117.3	135.3	(13)%
Operating ratio	93.9%	95.9%	200 bps	94.5%	95.8%	130 bps
Adjusted operating ratio	93.4%	92.3%	(110) bps	94.1%	93.8%	(30) bps
Net income	$46.5	$34.5	35%	$90.3	$71.4	26%
Adjusted net income	46.7	60.3	(23)%	89.6	97.2	(8)%
Diluted earnings per share	0.26	0.19	37%	0.51	0.40	28%
Adjusted diluted earnings per share	0.26	0.34	(24)%	0.51	0.55	(7)%
Weighted average diluted shares outstanding	177.5	177.4	0.1	177.4	177.4	—

Results of Operations - Enterprise

Enterprise income from operations for the second quarter of 2020 was $63.4 million, an increase of $14.2 million, or 29%, compared to the same quarter in 2019. Second quarter 2019 income from operations included a $34.6 million goodwill impairment charge related to the First to Final Mile (FTFM) service offering which was shut down in August of 2019. Adjusted income from operations was $63.6 million for the second quarter of 2020, a decrease of $20.2 million, or 24%, compared to the same quarter in 2019.

Year-over-year earnings were negatively impacted $2.8 million by equipment dispositions and impairments, as the second quarter of 2020 included $2.9 million of equipment losses and impairments compared to $0.1 million in the second quarter of 2019. In addition, the Company recorded a $2.7 million non-operating, mark-to-market gain on its ownership interest in Platform Science.

Results of Operations – Reportable Segments

Truckload

Truckload revenues (excluding fuel surcharge) for the second quarter of 2020 were $451.1 million, a decrease of $83.8 million, or 16%, compared to the same quarter in 2019 primarily due to the shutdown of FTFM and lower volume and price. Truckload volume increased as the quarter progressed and ended June near prior year levels (adjusted for FTFM).

Truckload income from operations was $40.5 million in the second quarter of 2020, an increase of $32.6 million, compared to the same quarter in 2019 which included goodwill impairment of $34.6 million and operating losses of $13.1 million related to FTFM. Improved variable cost management in areas of driver recruiting, maintenance, and fuel partially offset the impact of lower volume and price. Truckload segment operating ratio was 91.0% in the second quarter of 2020 compared to 98.5% in the second quarter of 2019. Adjusted for the effects of FTFM, second quarter 2019 operating ratio was 89.0%.

Intermodal

Intermodal revenues (excluding fuel surcharge) for the second quarter of 2020 were $219.0 million, a decrease of $40.8 million, or 16%, compared to the same quarter in 2019. Network demand disruptions due to weak Asia import volumes combined with the prolonged shutdown of non-essential retail customers and lower revenue per order resulted in decreased revenue compared to the same quarter a year ago. Shorter length of haul, driven by a decrease in trans-continental volume and an increase in Eastern volume, contributed to lower revenue per order. The Company is actively addressing network balance.

Intermodal income from operations for the second quarter of 2020 was $11.0 million, a decrease of $19.5 million, or 64%, compared to the same quarter in 2019 primarily due to decreased revenues and higher rail costs. Intermodal operating ratio was 95.0% for the second quarter of 2020 compared to 88.2% in the second quarter of 2019.

Logistics

Logistics revenues (excluding fuel surcharge) for the second quarter of 2020 were $230.9 million, an increase of $3.9 million, or 2%, compared to the same quarter in 2019 primarily due to increased volume.

Logistics income from operations for the second quarter of 2020 was $8.2 million, a decrease of $1.0 million, or 11%, compared to the same quarter in 2019 primarily due to lower net revenue per order. Logistics operating ratio was 96.4% in the second quarter of 2020, a sequential improvement of 180 basis points from the first quarter of 2020 due to improved net revenue per order early in the quarter and cost containment actions.

Business Outlook

“While uncertainty regarding the timing and pace of economic recovery remains, it is our current view that the most significant impact of the pandemic on our operations was borne in the second quarter,” stated Rourke. “We are, therefore, restoring our full year 2020 guidance for adjusted diluted EPS at $1.10 - $1.25. This guidance assumes a continued and gradual improvement in overall operating conditions from increased demand and tighter capacity along with sequential improvement in Intermodal margins as balance is restored in the network over the second half of the year. In addition, our full year 2020 guidance for net capital expenditures remains at approximately $260 million.”

Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2020 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National is a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions, and operating one of the largest for-hire trucking fleets in North America. The Company believes it has developed a differentiated business model that is difficult to replicate due to its scale, breadth of complementary service offerings, and proprietary technology platform. Its highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling the Company to serve customers’ diverse transportation needs. Since its founding in 1935, the Company believes it has become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding its responsibility to associates, customers, and the communities the Company serves.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

The statements in this news release are based on currently available information and the current expectations, forecasts, and assumptions of the Company's management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company's Annual Report on Form 10-K filed on February 19, 2020, subsequent Reports on Form 10-Q and 8-K and our other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:
•Economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service;
•Our ability to successfully manage the demand, supply, and operational challenges and disruptions (including the impact of reduced freight volumes) associated with the ongoing COVID-19 pandemic and the associated responses of federal, state and local governments and businesses;
•Our ability to maintain key customer and supply arrangements (including Dedicated arrangements) and to manage disruption of our business due to factors outside of our control, such as natural disasters, acts of war or terrorism, disease outbreaks, or pandemics;
•Our ability to manage and implement effectively our growth and diversification strategies and cost saving initiatives;

•Our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity;
•Risks related to demand for our service offerings;
•Risks associated with the loss of a significant customer or customers;
•Capital investments that fail to match customer demand or for which we cannot obtain adequate funding;
•Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and our ability to recover fuel costs through our fuel surcharge programs;
•Our ability to attract and retain qualified drivers and owner-operators;
•Our reliance on owner-operators to provide a portion of our truck fleet;
•Our dependence on railroads in the operation of our intermodal business;
•Service instability from third-party capacity providers used by our logistics brokerage business;
•Changes in the outsourcing practices of our third-party logistics customers;
•Difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers;
•Variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company;
•The impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, employees, owner-operators, and our captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations;
•Political, economic, and other risks from cross-border operations and operations in multiple countries;
•Risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives;
•Negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months;
•Risks associated with severe weather and similar events;
•Significant systems disruptions, including those caused by cybersecurity events;
•Exposure to claims and lawsuits in the ordinary course of business; and
•Our ability to adapt to new technologies and new participants in the truckload and transportation industry.
The Company disclaims any intention and undertakes no obligation to update or revise any of its forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.
Conference Call and Webcast Information

The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 877-451-6152 (U.S.) or 201-389-0879 (international). A replay will be available approximately three hours after the call through August 6 by dialing 844-512-2921 (U.S.) or 412-317-6671 (international). The passcode for the replay is 13705720. A live webcast of the conference call can also be accessed on the Investor Relations section of the Company's website, schneider.com.

Contact: Steve Bindas, Director of Investor Relations
        920-592-SNDR
investor@schneider.com
        Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating revenues	$1,032.8	$1,212.7	$2,151.9	$2,406.8
Operating expenses:
Purchased transportation	437.1	503.8	916.7	977.1
Salaries, wages, and benefits	247.8	286.3	512.2	599.3
Fuel and fuel taxes	42.1	76.2	103.0	151.0
Depreciation and amortization	72.3	74.9	142.1	148.3
Operating supplies and expenses	119.1	134.1	251.1	279.2
Insurance and related expenses	28.3	25.4	57.5	53.6
Other general expenses	22.5	28.2	52.0	63.0
Goodwill impairment charge	—	34.6	—	34.6
Restructuring—net	0.2	—	(1.0)	—
Total operating expenses	969.4	1,163.5	2,033.6	2,306.1
Income from operations	63.4	49.2	118.3	100.7
Other expenses (income):
Interest income	(0.5)	(2.4)	(2.3)	(4.6)
Interest expense	3.3	5.4	7.1	9.3
Other expenses (income)—net	(2.1)	0.3	(7.5)	0.7
Total other expenses (income)	0.7	3.3	(2.7)	5.4
Income before income taxes	62.7	45.9	121.0	95.3
Provision for income taxes	16.2	11.4	30.7	23.9
Net income	$46.5	$34.5	$90.3	$71.4

Weighted average common shares outstanding	177.2	177.1	177.2	177.1
Basic earnings per share	$0.26	$0.19	$0.51	$0.40

Weighted average diluted shares outstanding	177.5	177.4	177.4	177.4
Diluted earnings per share	$0.26	$0.19	$0.51	$0.40

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$713.8	$551.6
Trade accounts receivable—net	434.9	465.8
Other current assets	369.5	388.3
Net property and equipment	1,825.5	1,851.6
Other noncurrent assets	434.0	402.8
Total Assets	$3,777.7	$3,660.1

Liabilities and Shareholders' Equity
Trade accounts payable	$221.6	$207.7
Current maturities of debt and finance lease obligations	30.4	55.5
Other current liabilities	230.2	202.0
Long-term debt and finance lease obligations	306.4	305.8
Deferred income taxes	451.8	449.0
Other noncurrent liabilities	231.5	203.7
Shareholders' equity	2,305.8	2,236.4
Total Liabilities and Shareholders' Equity	$3,777.7	$3,660.1

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Six Months Ended June 30,
	2020	2019
Net cash provided by operating activities	$319.8	$302.0
Net cash used in investing activities	(110.1)	(259.4)
Net cash used in financing activities	(47.5)	(43.6)
Net increase (decrease) in cash and cash equivalents	$162.2	$(1.0)

Net capital expenditures	$(78.7)	$(231.1)

Schneider National, Inc.
Revenues and Income (Loss) from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Truckload	$451.1	$534.9	$920.5	$1,066.7
Intermodal	219.0	259.8	457.0	497.4
Logistics	230.9	227.0	470.5	470.9
Other	89.8	95.8	189.2	195.7
Fuel surcharge	68.7	124.2	171.7	236.0
Inter-segment eliminations	(26.7)	(29.0)	(57.0)	(59.9)
Operating revenues	$1,032.8	$1,212.7	$2,151.9	$2,406.8
Income (Loss) from Operations by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Truckload	$40.5	$7.9	$77.1	$31.1
Intermodal	11.0	30.5	27.3	50.4
Logistics	8.2	9.2	12.4	19.5
Other	3.7	1.6	1.5	(0.3)
Income from operations	$63.4	$49.2	$118.3	$100.7

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

We monitor and analyze a number of KPIs in order to manage our business and evaluate our financial and operating performance. Below are our KPIs by segment.

Truckload

The following table presents KPIs for our Truckload segment for the periods indicated, consistent with how revenues and expenses are reported internally for segment purposes.

Prior to 2020, we reported KPIs within our Truckload segment by quadrant. Going forward, KPIs will be reported for our dedicated and network operations only. This presentation change does not impact KPIs at the segment level. Descriptions of the two operations that make up our Truckload segment are as follows:
•Dedicated - Transportation services with equipment devoted to customers under long-term contracts.
•Network - Transportation services of one-way shipments, formerly called for-hire.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Dedicated
Revenues (excluding fuel surcharge) (1)	$172.2	$177.7	$348.3	$357.0
Average trucks (2) (3)	3,891	3,991	3,898	3,960
Revenue per truck per week (4)	$3,448	$3,467	$3,475	$3,529
Network
Revenues (excluding fuel surcharge) (1)	$279.3	$357.3	$571.1	$708.0
Average trucks (2) (3)	6,350	7,615	6,325	7,613
Revenue per truck per week (4)	$3,426	$3,654	$3,511	$3,641
Total Truckload
Revenues (excluding fuel surcharge) (5)	$451.1	$534.9	$920.5	$1,066.7
Average trucks (2) (3)	10,241	11,606	10,223	11,573
Revenue per truck per week (4)	$3,434	$3,590	$3,497	$3,603
Average company trucks (3)	7,366	8,728	7,339	8,706
Average owner-operator trucks (3)	2,875	2,878	2,884	2,867
Trailers	36,141	37,409	36,141	37,409
Operating ratio (6)	91.0%	98.5%	91.6%	97.1%
(1)Revenues (excluding fuel surcharge), in millions, exclude revenue in transit.
(2)Includes company trucks and owner-operator trucks.
(3)Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.
(4)Calculated excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5)Revenues (excluding fuel surcharge), in millions, include revenue in transit at the operating segment level, and therefore does not sum with amounts presented above.
(6)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Intermodal

The following table presents our KPIs for our Intermodal segment for the periods indicated.

In support of a few key customers, we provide dray-only service utilizing our drivers and chassis. The length of haul and revenue characteristics of dray-only service are much different than rail. Prior to 2020, we reported orders and revenue per order inclusive of dray-only activity. Due to increased dray-only activity, orders and revenue per order presented below for both 2020 and 2019 exclude dray-only shipments to not distort period over period comparisons in our core-rail KPIs.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Orders (1)	98,362	113,007	204,949	216,283
Containers	21,172	22,788	21,172	22,788
Trucks (2)	1,508	1,539	1,508	1,539
Revenue per order (3)	$2,145	$2,288	$2,160	$2,280
Operating ratio (4)	95.0%	88.2%	94.0%	89.9%
(1)Based on delivered rail orders.
(2)Includes company trucks and owner-operator trucks at the end of the period.
(3)Calculated using rail revenues excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes.
(4)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Logistics

The following table presents our KPI for our Logistics segment for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating ratio (1)	96.4%	96.0%	97.4%	95.9%
(1)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Schneider National, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited)

In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (1) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (2) providing investors with the same information our management uses internally to assess our core operating performance, and (3) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Operating revenues	$1,032.8	$1,212.7	$2,151.9	$2,406.8
Less: Fuel surcharge revenues	68.7	124.2	171.7	236.0
Revenues (excluding fuel surcharge)	$964.1	$1,088.5	$1,980.2	$2,170.8

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Income from operations	$63.4	$49.2	$118.3	$100.7
Goodwill impairment (1)	—	34.6	—	34.6
Restructuring—net (2)	0.2	—	(1.0)	—
Adjusted income from operations	$63.6	$83.8	$117.3	$135.3

(1)A triggering event occurred during the second quarter of 2019, as results from our FTFM reporting unit were considerably less than projected, resulting in full impairment of FTFM's goodwill.
(2)Activity associated with the shutdown of the FTFM service offering.

Adjusted operating ratio

We define “adjusted operating ratio” as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except ratios)	2020	2019	2020	2019
Total operating expenses	$969.4	$1,163.5	$2,033.6	$2,306.1
Divide by: Operating revenues	1,032.8	1,212.7	2,151.9	2,406.8
Operating ratio	93.9%	95.9%	94.5%	95.8%

Total operating expenses	$969.4	$1,163.5	$2,033.6	$2,306.1
Adjusted for:
Fuel surcharge revenues	(68.7)	(124.2)	(171.7)	(236.0)
Goodwill impairment	—	(34.6)	—	(34.6)
Restructuring—net	(0.2)	—	1.0	—
Adjusted total operating expenses	$900.5	$1,004.7	$1,862.9	$2,035.5

Operating revenues	$1,032.8	$1,212.7	$2,151.9	$2,406.8
Less: Fuel surcharge revenues	68.7	124.2	171.7	236.0
Revenues (excluding fuel surcharge)	$964.1	$1,088.5	$1,980.2	$2,170.8

Adjusted operating ratio	93.4%	92.3%	94.1%	93.8%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Net income	$46.5	$34.5	$90.3	$71.4
Goodwill impairment	—	34.6	—	34.6
Restructuring—net	0.2	—	(1.0)	—
Income tax effect of non-GAAP adjustments (1)	—	(8.8)	0.3	(8.8)
Adjusted net income	$46.7	$60.3	$89.6	$97.2
(1)Our estimated tax rate on non-GAAP items is determined annually using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments that are not applicable to the specific items. Due to the differences in the tax treatment of items excluded from non-GAAP income, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP items may differ from our GAAP tax rate and from our actual tax liabilities.

Adjusted diluted earnings per share

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Diluted earnings per share	$0.26	$0.19	$0.51	$0.40
Non-GAAP adjustments, tax effected	—	0.15	—	0.15
Adjusted diluted earnings per share	$0.26	$0.34	$0.51	$0.55